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                                                                    EXHIBIT 10.4


                                    TERM NOTE

$250,000                                                      Malibu, California
                                                              May 12, 2000


        FOR VALUE RECEIVED, Joel M. Bennett ("Borrower") hereby promises to pay to JAKKS Pacific, Inc., a Delaware corporation, or assigns ("Holder"), the principal amount of $250,000, together with interest accrued thereon from the date hereof at the rate of 7% per annum, on May 12, 2002 (the "Maturity Date"), subject, however, to the provisions of paragraph 1 hereof. This Note may be prepaid, in whole or in part, at any time or times, without premium or penalty, but any such prepayment shall include interest accrued to the date of such prepayment on the principal amount so prepaid. Payment of this Note shall be made in lawful money of the United States of America at Holder's office at 22761 Pacific Coast Highway, Malibu, California 90265, Attn: Chief Financial Officer, or at such other place as Holder may from time to time direct by written notice to Borrower.

        1. All of Borrower's obligations hereunder shall be deemed fully paid, satisfied and discharged, and this Note shall be cancelled:

               (1) on the Maturity Date, if Borrower shall continue to be employed in any capacity by Holder or a subsidiary thereof (excluding any leave of absence or other interruption of service approved or permitted by Holder) on such date; or

            (2) on the Termination Date (as defined in the Employment Agreement dated as of January 1, 2000 between Holder and Borrower (the "Employment Agreement")), if Borrower's employment by Holder (or a subsidiary thereof) is terminated prior to the Maturity Date for any reason other than Borrower's voluntary resignation (excluding termination of employment by Borrower "for good reason" as provided in Section 14 of the Employment Agreement) or "for cause" as provided in Section 13 of the Employment Agreement.

        2. If any one or more of the following events (each, an "Event of Default") shall occur, the entire outstanding principal amount hereof and all interest then accrued thereon shall immediately become due and payable upon written notice to that effect given to Borrower by Holder, in the case of an Event of Default described in subparagraph 2(b) or 2(e), and without any notice or other act, in the case of an Event of Default described in subparagraph 2(a) or 2(d):

            (1) Borrower's failure to pay any installment of this Note within 15 days after the due date thereof;

            (2) (i) Borrower's failure to pay when due any indebtedness, other than this Note, evidenced or secured by any note, bond, debenture, loan agreement,

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indenture, guaranty, trust agreement, mortgage or other instrument or agreement in connection with the borrowing of money or the obtaining of advances or credit to which Borrower is a party or by which he is bound, or to which any of his properties or assets may be subject (a "Debt Instrument"), or Borrower's failure to perform or comply with any condition or covenant thereof, so that, as a result of any such failure, indebtedness evidenced or secured thereby in an amount in excess of $500,000 may be declared due and payable prior to the date on which such indebtedness would otherwise become due and payable; or

                (ii) any event or condition referred to in any Debt Instrument shall occur or fail to occur, so that, as a result thereof, indebtedness evidenced or secured thereby in an amount in excess of $500,000 may be declared due and payable prior to the date on which such indebtedness would otherwise become due and payable.

            (3) Borrower shall file a petition in bankruptcy, make an assignment for the benefit of creditors, petition or apply for the appointment of a receiver, conservator, trustee or other fiduciary agent for him or a substantial part of his assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, composition, dissolution or liquidation law, or if there shall have been filed by any other person any such petition or application or any such proceeding shall have been commenced by any other person against him, which petition, application or proceeding is not vacated or dismissed for a period of 90 days or more; or Borrower shall consent to, approve of, or acquiesce in, any such petition, application or proceeding or the appointment of a receiver or conservator of, or trustee or other fiduciary agent for, him or any substantial part of his assets, or shall suffer any such appointment to continue undischarged for a period of 90 days or more; or an order for relief shall have been entered against Borrower under the United States Bankruptcy Code; or

            (4) any judgment against Borrower or any attachment of, levy upon, or execution against, any of his properties for any amount in excess of $500,000 shall not be paid, stayed on appeal, bonded, discharged, vacated or dismissed within a period of 90 days.

        3. Upon the occurrence of an Event of Default, Holder may accelerate this Note and demand the prompt payment of all amounts due hereunder, and may take any lawful action to compel the same, including, through an appropriate suit, action or other proceeding. Borrower shall be liable for and promptly pay to Holder its costs of collection, including without limitation reasonable attorney's fees and court costs.

        4. Any other provision hereof to the contrary notwithstanding, if any law, or any rule or regulation thereunder, shall limit the maximum rate of interest which may be charged on this Note to a rate less than that provided for herein (but for the provisions of this paragraph), then the rate of interest charged on this Note shall be reduced to

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such maximum lawful rate for so long as such interest rate shall be so limited by law and shall thereafter return to the rate otherwise provided herein.

        5. Borrower hereby waives presentment, demand for payment, protest, notice of protest or dishonor and any other notice or demand (except as provided in paragraph 4 hereof) in connection with the payment and performance of this Note.

        6. Any notice or demand required or permitted to be given or made hereunder shall be deemed to have been duly given or made for all purposes if
(i) in writing and (A) sent by messenger or courier service against receipt, or
(B) sent by certified or registered mail, postage paid, return receipt requested, or (ii) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

To Borrower at:       1145 Rosecreek Drive
                      Moorpark, California 93201
                      (310) 532-1092

To Holder at:         22761 Pacific Coast Highway
                      Malibu, California 90265
                      Attn: Chief Financial Officer
                      (310) 317-8527

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this paragraph. The date of giving or making of any such notice or demand shall be, in the case of clause (i)(A), the date of the receipt, in the case of clause
(i)(B), five business days after such notice or demand is sent, and, in the case of clause (ii), the business day next following the day that notice or demand is sent.

        7. This Note shall be governed by, and interpreted in accordance with the laws of the State of California, without regard to principles of choice or conflict of laws.

        IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first written above.

                                            /s/ JOEL M. BENNETT
                                            ------------------------------------
                                            Joel M. Bennett